SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03875P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 18


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 2 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      EnerTech Capital Partners II, L.P. ("ECP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,494,686 ordinary common shares ("shares"), except that ECP II
              SHARES                          Management, L.P. ("Management II LP"), the general partner of ECP II,
           BENEFICIALLY                       and ECP II Management, LLC ("Management II LLC"), the general partner
      OWNED BY EACH REPORTING                 of Management II LP may be deemed to have sole power to vote these
              PERSON                          shares, and William G. Kingsley ("Kingsley"), Scott B. Ungerer
               WITH                           ("Ungerer"), Robert E. Keith, Jr. ("Keith"), and Mark J. DeNino
                                              ("DeNino"), the members of the executive board of Management II LLC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,494,686 shares, except that Management II LP", the general partner of ECP II, and Management II LLC, the general partner of Management II
                                              LP may be deemed to have sole power to dispose of these shares, and
                                              Kingsley, Ungerer, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,494,686
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 3 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Interfund L.P. ("Interfund II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        57,014 shares, except that Management II LLC, the general partner of
              SHARES                          Interfund II, may be deemed to have sole power to vote these shares,
           BENEFICIALLY                       and Kingsley, Ungerer, Keith, and DeNino, the members of the executive
      OWNED BY EACH REPORTING                 board of Management II LLC, may be deemed to have shared power to vote
              PERSON                          these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              57,014 shares, except that Management II LLC, the general partner of
                                              Interfund II, may be deemed to have sole power to dispose of these shares, and Kingsley, Ungerer, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       57,014
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 4 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Management, L.P. ("Management II LP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,494,686 shares, all of which are directly owned by ECP II except
              SHARES                          that Management II LLC, the general partner of Management II LP, may
           BENEFICIALLY                       be deemed to have sole power to vote these shares, and Kingsley,
      OWNED BY EACH REPORTING                 Ungerer, Keith, and DeNino, the members of the executive board of
              PERSON                          Management II LLC, may be deemed to have shared power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,494,686 shares, all of which are directly owned by ECP II except that Management II LLC, the general partner of Management II LP, may be deemed to have sole power to dispose of these shares, and Kingsley,
                                              Ungerer, Keith, and DeNino, the members of the executive board of
                                              Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,494,686
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.8%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 5 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Management, LLC ("Management II LLC")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
              SHARES                          57,014 are directly owned by Interfund II.  Management II LLC, the
           BENEFICIALLY                       general partner of Management II LP, which in turn is the general
      OWNED BY EACH REPORTING                 partner of ECP II, may be deemed to have sole power to vote these
              PERSON                          shares, and Kingsley, Ungerer, Keith, and DeNino, the members of the
               WITH                           executive board of Management II LLC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Management II LLC, the general partner of Management II LP, which in turn is the general partner of ECP II, may be deemed to have sole power to dispose of these shares, and Kingsley, Ungerer, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,551,700
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 6 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Mark J. DeNino ("DeNino")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  DeNino is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  DeNino is a member of the executive board of Management II LLC the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,551,700
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 7 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Robert E. Keith, Jr. ("Keith")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Keith is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Keith is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,551,700
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 8 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   William G. Kingsley ("Kingsley")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Kingsley is a member of the executive board of Management II LLC, the general partner of
                                              Interfund II and of Management II LP, which in turn is the general parter of ECP II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Kingsley is a member of the executive board of Management II LLC, the general partner of
                                              Interfund II and of Management II LP, which in turn is the general parter of ECP II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,551,700
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 9 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Scott B. Ungerer ("Ungerer")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Ungerer is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              1,551,700 shares, of which 1,494,686 are directly owned by ECP II and
                                              57,014 are directly owned by Interfund II.  Ungerer is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,551,700
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 10 of 30
-------------------------------                   -----------------------------


ITEM 1(A).    NAME OF ISSUER
              --------------

              Arbinet-thexchange, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              -----------------------------------------------

              120 ALBANY STREET, TOWER II
              SUITE 450
              NEW BRUNSWICK, NJ 08901

ITEM 2(A).    NAME OF PERSONS FILING
              ----------------------

              This Statement is filed by EnerTech Capital Partners II, L.P., a Delaware limited partnership ("ECP II"), ECP II Interfund, L.P., a Delaware limited partnership ("Interfund II"), ECP II Management, L.P., a Delaware limited partnership ("Management II LP"), ECP II Management, LLC, a Delaware limited liability company ("Management II LLC") and William G. Kingsley ("Kingsley"), Scott B. Ungerer ("Ungerer"), Robert E. Keith, Jr. ("Keith"), and Mark J. DeNino ("DeNino"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              Management II LLC, the general partner of Interfund II and of Management II LP, which is the general partner of ECP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ECP II and Interfund II. DeNino, Keith, Kingsley, and Ungerer are the members of the executive board of Management II LLC and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ECP II and Interfund II.

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE
              ---------------------------

              The address for each of the Reporting Persons is:

              EnerTech Capital Partners
              435 Devon Park Drive
              700 Building
              Wayne, PA 19087

ITEM 2(C)     CITIZENSHIP
              -----------


              ECP II, Interfund II, and Management II LP are Delaware limited partnerships. Management II LLC is a Delaware limited liability company. DeNino, Keith, Kingsley, and Ungerer are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

              Common Stock
              CUSIP #

ITEM 3.       Not Applicable
              --------------

ITEM 4.       OWNERSHIP
              ---------

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a) Amount beneficially owned:
                        --------------------------

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 11 of 30
-------------------------------                   -----------------------------

                        See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:
                        -----------------

                        See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:
                        ---------------------------------------------

                            (i)    Sole power to vote or to direct the vote:
                                   -----------------------------------------

                                   See Row 5 of cover page for each Reporting Person.

                            (ii)   Shared power to vote or to direct the vote:
                                   -------------------------------------------

                                   See Row 6 of cover page for each Reporting Person.

                            (iii)  Sole  power  to  dispose  or  to  direct  the
                                   ---------------------------------------------
                                   disposition of:
                                   ---------------

                                   See Row 7 of cover page for each Reporting Person.

                            (iv)   Shared  power to  dispose  or to  direct  the
                                   ---------------------------------------------
                                   disposition of:
                                   ---------------

                                   See Row 8 of cover page for each Reporting Person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------

              Under certain circumstances, set forth in the limited partnership agreements of ECP II, Interfund II, and Management II LP, and the limited liability company agreement of Management II LLC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------------

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 12 of 30
-------------------------------                   -----------------------------


              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ----------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              -------------------------------

              Not applicable


ITEM 10.      CERTIFICATION.
              --------------

              Not applicable

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 13 of 30
-------------------------------                   -----------------------------


                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February ___, 2005
                                       EnerTech Capital Partners II, L.P., a
                                       Delaware Limited Partnership

                                       ECP II Interfund, L.P., a
                                       Delaware Limited Partnership

                                       ECP II Management, L.P., a
                                       Delaware Limited Partnership

                                       ECP II Management, LLC, a
                                       Delaware Limited Liability Company



                                       By:
                                          -----------------------------------
                                              Pamela Strisofsky
                                              Attorney-in-Fact*



                                       William G. Kingsley
                                       Scott B. Ungerer
                                       Robert E. Keith, Jr.
                                       Mark J. DeNino



                                       By:
                                          -----------------------------------
                                              Pamela Strisofsky
                                              Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 14 of 30
-------------------------------                   -----------------------------


                                  EXHIBIT INDEX
                                  -------------



                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Schedule 13G, Arbinet-theexchange, Inc., 12/21/2004         15

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 15 of 30
-------------------------------                   -----------------------------


                                    EXHIBIT A
                                    ---------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. __)*



                            Arbinet-thexchange, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03875P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]         Rule 13d-1(b)

         [ ]         Rule 13d-1(c)

         [X]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 18


----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 16 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      EnerTech Capital Partners II, L.P. ("ECP II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,322,124 ordinary common shares ("shares"), except that ECP II
              SHARES                          Management, L.P. ("Management II LP"), the general partner of ECP II,
           BENEFICIALLY                       and ECP II Management, LLC ("Management II LLC"), the general partner
      OWNED BY EACH REPORTING                 of Management II LP may be deemed to have sole power to vote these
              PERSON                          shares, and William G. Kingsley ("Kingsley"), Scott B. Ungerer
               WITH                           ("Ungerer"), David F. Lincoln ("Lincoln"), Robert E. Keith, Jr.
                                              ("Keith"), and Mark J. DeNino ("DeNino"), the members of the executive board of Management II LLC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,322,124 shares, except that Management II LP"), the general partner of ECP II, and Management II LLC, the general partner of Management II
                                              LP may be deemed to have sole power to dispose of these shares, and
                                              Kingsley, Ungerer, Lincoln, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,322,124
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 17 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Interfund L.P. ("Interfund II")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        88,577 shares, except that Management II LLC, the general partner of
              SHARES                          Interfund II, may be deemed to have sole power to vote these shares,
           BENEFICIALLY                       and Kingsley, Ungerer, Lincoln, Keith, and DeNino, the members of the
      OWNED BY EACH REPORTING                 executive board of Management II LLC, may be deemed to have shared
              PERSON                          power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              88,577 shares, except that Management II LLC, the general partner of
                                              Interfund II, may be deemed to have sole power to dispose of these shares, and Kingsley, Ungerer, Lincoln, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       88,577
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.4%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 18 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Management, L.P. ("Management II LP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,322,124 shares, all of which are directly owned by ECP II except
              SHARES                          that Management II LLC, the general partner of Management II LP, may
           BENEFICIALLY                       be deemed to have sole power to vote these shares, and Kingsley,
      OWNED BY EACH REPORTING                 Ungerer, Lincoln, Keith, and DeNino, the members of the executive
              PERSON                          board of Management II LLC, may be deemed to have shared power to vote
               WITH                           these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,322,124 shares, all of which are directly owned by ECP II except that Management II LLC, the general partner of Management II LP, may be deemed to have sole power to dispose of these shares, and Kingsley,
                                              Ungerer, Lincoln, Keith, and DeNino, the members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,322,124
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.6%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 19 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ECP II Management, LLC ("Management II LLC")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
              SHARES                          88,577 are directly owned by Interfund II.  Management II LLC, the
           BENEFICIALLY                       general partner of Management II LP, which in turn is the general
      OWNED BY EACH REPORTING                 partner of ECP II, may be deemed to have sole power to vote these
              PERSON                          shares, and Kingsley, Ungerer, Lincoln, Keith, and DeNino, the members
               WITH                           of the executive board of Management II LLC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Management II LLC, the general partner of Management II LP, which in turn is the general partner of ECP II, may be deemed to have sole power to dispose of these shares, and Kingsley, Ungerer, Lincoln, Keith, and DeNino, the
                                              members of the executive board of Management II LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 20 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Mark J. DeNino ("DeNino")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  DeNino is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  DeNino is a member of the executive board of Management II LLC the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 21 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Robert E. Keith, Jr. ("Keith")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Keith is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Keith is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 22 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   William G. Kingsley ("Kingsley")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Kingsley is a member of the executive board of Management II LLC, the general partner of
                                              Interfund II and of Management II LP, which in turn is the general parter of ECP II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Kingsley is a member of the executive board of Management II LLC, the general partner of
                                              Interfund II and of Management II LP, which in turn is the general parter of ECP II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 23 of 30
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   David F. Lincoln ("Lincoln")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Lincoln is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Lincoln is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  03875P100                                              13 G                                 Page 24 of 30
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON   Scott B. Ungerer ("Ungerer")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Ungerer is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,410,701 shares, of which 2,322,124 are directly owned by ECP II and
                                              88,577 are directly owned by Interfund II.  Ungerer is a member of the executive board of Management II LLC, the general partner of Interfund
                                              II and of Management II LP, which in turn is the general parter of ECP
                                              II, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,410,701
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 25 of 30
-------------------------------                   -----------------------------

ITEM 1(A).    NAME OF ISSUER
              --------------

              Arbinet-thexchange, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              -----------------------------------------------

              120 ALBANY STREET, TOWER II
              SUITE 450
              NEW BRUNSWICK, NJ 08901

ITEM 2(A).    NAME OF PERSONS FILING
              ----------------------

              This Statement is filed by EnerTech Capital Partners II, L.P., a Delaware limited partnership ("ECP II"), ECP II Interfund, L.P., a Delaware limited partnership ("Interfund II"), ECP II Management, L.P., a Delaware limited partnership ("Management II LP"), ECP II Management, LLC, a Delaware limited liability company ("Management II LLC") and William G. Kingsley ("Kingsley"), Scott B. Ungerer ("Ungerer"), David F. Lincoln ("Lincoln"), Robert E. Keith, Jr. ("Keith"), and Mark J. DeNino ("DeNino"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

              Management II LLC, the general partner of Interfund II and of Management II LP, which is the general partner of ECP II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ECP II and Interfund II. DeNino, Keith, Kingsley, Lincoln and Ungerer are the members of the executive board of Management II LLC and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by ECP II and Interfund II.

ITEM 2(B).    ADDRESS OF PRINCIPAL OFFICE
              ---------------------------

              The address for each of the Reporting Persons is:

              EnerTech Capital Partners
              435 Devon Park Drive
              700 Building
              Wayne, PA 19087

ITEM 2(C)     CITIZENSHIP
              -----------


              ECP II, Interfund II, and Management II LP are Delaware limited partnerships. Management II LLC is a Delaware limited liability company. DeNino, Keith, Kingsley, Lincoln and Ungerer are United States citizens.

ITEM 2(D) AND (E).    TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                      ---------------------------------------------

                  Common Stock
                  CUSIP #

ITEM 3.       Not Applicable
              --------------

ITEM 4.       OWNERSHIP
              ---------

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                      (d)   Amount beneficially owned:
                            --------------------------

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 26 of 30
-------------------------------                   -----------------------------


                            See Row 9 of cover page for each Reporting Person.

                      (e)   Percent of Class:
                            -----------------

                            See Row 11 of cover page for each Reporting Person.

                      (f)   Number of shares as to which such person has:
                            ---------------------------------------------

                                (i)  Sole power to vote or to direct the vote:
                                     -----------------------------------------

                                     See Row 5 of cover page for each  Reporting
                                     Person.

                                (ii) Shared power to vote or to direct the vote:
                                     -------------------------------------------

                                     See Row 6 of cover page for each  Reporting
                                     Person.

                                (iii) Sole  power to  dispose  or to direct  the
                                      ------------------------------------------
                                      disposition of:
                                      ---------------

                                     See Row 7 of cover page for each  Reporting
                                     Person.

                                (iv) Shared  power to  dispose  or to direct the
                                     -------------------------------------------
                                     disposition of:
                                     ---------------

                                     See Row 8 of cover page for each  Reporting
                                     Person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ----------------------------------------------------------------

              Under certain circumstances, set forth in the limited partnership agreements of ECP II, Interfund II, and Management II LP, and the limited liability company agreement of Management II LLC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 27 of 30
-------------------------------                   -----------------------------


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              ------------------------------------------------------------

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ----------------------------------------------------------

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              -------------------------------

              Not applicable

ITEM 10.      CERTIFICATION.
              --------------

              Not applicable

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 28 of 30
-------------------------------                   -----------------------------


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2005
                                        EnerTech Capital Partners II, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Interfund, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Management, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Management, LLC, a
                                        Delaware Limited Liability Company



                                        By:    /s/ Pamela Strisofsky
                                           --------------------------------
                                               Pamela Strisofsky
                                               Attorney-in-Fact*



                                        William G. Kingsley
                                        Scott B. Ungerer
                                        David F. Lincoln
                                        Robert E. Keith, Jr.
                                        Mark J. DeNino



                                        By:    /s/ Pamela Strisofsky
                                           --------------------------------
                                               Pamela Strisofsky
                                               Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 29 of 30
-------------------------------                   -----------------------------

                                  EXHIBIT INDEX
                                  -------------




                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  15

-------------------------------                   -----------------------------
CUSIP NO.  03875P100                   13 G                      Page 30 of 30
-------------------------------                   -----------------------------


                                    EXHIBIT A
                                    ---------


                            Agreement of Joint Filing
                            -------------------------

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such
Schedule 13G.



Date:  February 14, 2005
                                        EnerTech Capital Partners II, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Interfund, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Management, L.P., a
                                        Delaware Limited Partnership

                                        ECP II Management, LLC, a
                                        Delaware Limited Liability Company



                                        By:    /s/ Pamela Strisofsky
                                           --------------------------------
                                               Pamela Strisofsky
                                               Attorney-in-Fact*



                                        William G. Kingsley
                                        Scott B. Ungerer
                                        David F. Lincoln
                                        Robert E. Keith, Jr.
                                        Mark J. DeNino



                                        By:    /s/ Pamela Strisofsky
                                           --------------------------------
                                               Pamela Strisofsky
                                               Attorney-in-Fact*



*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.